Target Hospitality Reports Record Third Quarter 2022 Results, Announces Exclusive 11-year Partnership and Authorizes up to $100 million Stock Repurchase Program

THE WOODLANDS, Texas, November 9, 2022 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality”, “Target” or the “Company”) (NASDAQ: TH), one of North America’s largest providers of vertically-integrated modular accommodations and value-added hospitality services, today reported results for the three months ended September 30, 2022.

Financial and Operational Highlights for the Third Quarter 2022

●	Record quarterly revenue of $159.6 million for the three months ended September 30, 2022, an increase of 79% from the same period in 2021
●	Net income of $19.0 million for the three months ended September 30, 2022, compared to $6.7 million for the same period in 2021
●	Basic and diluted income per share of $0.20 for the three months ended September 30, 2022
●	Record quarterly Adjusted EBITDA(1) of $84.4 million for the three months ended September 30, 2022, an increase of 125% from the same period in 2021
●	Record cash generation with net cash provided by operating activities of $261.2 million and Discretionary Cash Flow (“DCF”)(1) of $257.5 million for the three months ended September 30, 2022
●	Significant financial flexibility with over $300 million in total available liquidity and net leverage ratio of 0.8 times as of September 30, 2022
●	Exclusive 11-year partnership with nonprofit partner to continue jointly providing services solely for the expanded humanitarian community, previously announced on July 6, 2022, (“Expanded Humanitarian Community”)
●	Strong business momentum supporting three consecutive quarterly increases in customer demand across Target’s Hospitality and Facility Services (“HFS”) segments, driving a 14% increase from the third quarter of 2021
●	Extended multiple HFS customer contracts worth over $75 million of cumulative revenue through 2025
●	Maximizing network optimization with a 19% increase in total average utilized beds from the same period in 2021
●	Executing on strategic diversification with approximately 77% of third quarter 2022 revenue derived from committed revenue contracts backed by the United States government
●	Authorized up to $100 million stock repurchase plan, expanding the range of potential value enhancing capital allocation initiatives

Executive Commentary

“Our impressive third quarter results are a direct reflection of our commitment to continue enhancing our operational flexibility, while increasing financial strength and maximizing asset utilization. With record operating cash flow and the execution of multiple long-term contracts, we have materially strengthened our operating platform,” stated Brad Archer, President and Chief Executive Officer.

“These accomplishments achieve our strategic objectives to materially strengthen our financial position, resulting in over $220 million of cumulative debt reduction since 2020 with over $300 million of liquidity. Our balance sheet strength has created an ideal scenario to pursue strategic initiatives focused on accelerating value creation for our shareholders,” concluded Mr. Archer.

Financial Results

Third Quarter Summary Highlights

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

TH Q3 2022 Earnings Release

For the Three Months Ended ($ in '000s, except per share amounts)	September 30, 2022	September 30, 2021
Revenue	$159,565	$89,169
Net income	$19,022	$6,675
Income per share – basic and diluted	$0.20	$0.07
Adjusted EBITDA	$84,383	$37,534
Average utilized beds	13,181	11,087
Utilization	88%	75%

Revenue for the three months ended September 30, 2022, was $159.6 million compared to $89.2 million for the same period in 2021. The increase was driven by the Government segment and the Expanded Humanitarian Community.

Adjusted EBITDA was $84.4 million for the three months ended September 30, 2022, compared to $37.5 million for the same period in 2021, a 125% increase.

Average utilized beds increased to 13,181 for the three months ended September 30, 2022. The increase in utilized beds was primarily driven by the Expanded Humanitarian Community and higher utilization in the HFS – South and Midwest segments.

Capital Management

The Company had approximately $73.7 million of capital expenditures for the three months ended September 30, 2022. The increase in capital expenditures was primarily a result of the Expanded Humanitarian Community, which required comprehensive infrastructure enhancements to create a highly customized campus capable of providing ongoing humanitarian support.  The Company anticipates the completion of these community enhancements by year end 2022.

As of September 30, 2022, the Company had approximately $177.0 million of cash and cash equivalents with over $300 million of total available liquidity and a net leverage ratio of 0.8 times.  Target’s enhanced balance sheet will allow the Company to continue evaluating a range of capital allocation initiatives focused on maximizing long-term shareholder value.

Business Update

Target’s strategically located HFS network of communities continues to experience positive trends in customer activity, supported by strong demand fundamentals that have resulted in a 14% increase in customer utilization from the third quarter of 2021.  This strong momentum supported the renewal and extension of multiple large HFS customer contracts that provide increased revenue visibility through a combination of minimum revenue commitments, increased term and committed contract exclusivity.  These customers represented over 20% of Target’s third quarter 2022 HFS segment revenue and the Company anticipates these contracts will contribute over $75 million of cumulative revenue through 2025.

Additionally, the Company announced an exclusive 11-year partnership with its leading national nonprofit partner to continue providing critical humanitarian services solely for the Expanded Humanitarian Community.  This agreement solidifies the longevity of Target’s existing relationship with its leading national nonprofit partner and reinforces the joint commitment to continue providing these critical humanitarian services to the United States government.

To facilitate timely completion of required Expanded Humanitarian Community enhancements, materially strengthen Target’s network optimization, and significantly increase project returns, Target utilized a larger portion of its owned assets versus prior expectations.  The increased use of owned assets, versus acquiring new equipment, generates a materially higher cash return, but modifies the accounting treatment related to certain previously anticipated capitalized costs.  This accounting modification resulted in one-time mobilization expenses in 2022. These mobilization expenses will not impact subsequent periods.

Target has intentionally aligned its premium service offerings with world-class customers, including the United States government, which has meaningfully increased long-term revenue visibility and significantly high graded contract structure.  These attributes support approximately 99% of the Company’s anticipated 2022 revenue being contracted with approximately 76% of contracted revenue having minimum revenue commitments.

These fundamentals support Target’s updated full year 2022 financial outlook of:

●	Total revenue between $495 and $500 million

TH Q3 2022 Earnings Release	Page 2 of 14

●	Adjusted EBITDA(1) between $263 and $268 million
●	Effective corporate cash tax rate between 7% and 9%
●	Discretionary Cash Flow(1) between $255 and $260 million
●	Total capital spending between $130 and $135 million, excluding acquisitions
●	Total net leverage(2) ratio below 1.0x

(2) Total net leverage ratio is defined in the credit facility as consolidated total debt to consolidated EBITDA for the preceding four fiscal quarters

Preliminary 2023 Financial Outlook

The significant transformation of Target’s end markets and contract structure has supported increases in minimum revenue commitments that provide enhanced long-term revenue visibility and cash flow, providing the basis for Targets preliminary 2023 financial outlook, excluding acquisitions of:

●	Total minimum revenue of $525 million (excluding variable services revenue)
●	Total maximum revenue of $710 million (including variable services revenue)
●	Minimum Adjusted EBITDA (1) of $365 million
●	Total capital spending between $10 and $20 million, excluding acquisitions
●	Zero net debt by second half 2023

The Company is pleased with the progress of the Expanded Humanitarian Community and believes it is on track to meet or exceed Target’s medium and long-term objectives, while continuing to fulfill this critical humanitarian service offering.  The variable services revenue associated with the Expanded Humanitarian Community has the potential for $50 to $185 million of additional 2023 revenue above the anticipated minimum revenue.  In addition, the preliminary 2023 financial outlook includes non-cash infrastructure revenue amortization of approximately $117 million associated with the community enhancements.

The Company expects the government to continue managing facility allotments based on a variety of factors, including the ramp up of completion, seasonality, and other variable demand dynamics, which may cause periodic changes in the variable services revenue contribution.

Stock Repurchase Program

To broaden the range of potential capital allocation initiatives, Target’s Board of Directors has authorized a stock repurchase program for up to $100 million.  The authorization of the repurchase program is consistent with the Company’s strategic objectives of maintaining a strong balance sheet while simultaneously pursing value enhancing initiatives.

The Company may repurchase shares of its common stock through various means, including open market transactions, block purchases, privately negotiated transactions or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.  The repurchase program does not obligate the Company to purchase any specified number of shares, the timing and exact amount of any repurchases under this program will depend on a variety of factors, including, but not limited to trading volume and market price of the Company’s common stock, corporate considerations, the Company’s working capital and investment requirements, general market and economic conditions, and legal requirements.  The program may be modified, discontinued, or suspended at any time without prior notice.  The Company anticipates funding for this program to come from available sources of liquidity, including cash on hand and future cash flow.

TH Q3 2022 Earnings Release	Page 3 of 14

Segment Results – Third Quarter 2022

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	September 30, 2022	September 30, 2021
Revenue	$123,308	$46,428
Adjusted gross profit	$80,948	$25,823

Revenue for the three months ended September 30, 2022, was $123.3 million compared to $46.4 million for the same period in 2021.  The increase in revenue is a result of the Expanded Humanitarian Community.

Hospitality & Facilities Services - South

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	September 30, 2022	September 30, 2021
Revenue	$33,632	$31,066
Adjusted gross profit	$13,878	$13,945
Average daily rate (ADR)	$72.73	$75.39
Average utilized beds	4,936	4,428
Utilization	89%	64%

Revenue for the three months ended September 30, 2022, was $33.6 million compared to $31.1 million for the same period in 2021. Revenue increased as a result of sustained momentum in customer activity and demand for Target’s premium hospitality services supported by strengthening economic fundamentals.

Average utilized beds increased to 4,936, or 89%, for the three months ended September 30, 2022.  Target continues to benefit from increasing customer demand, as the Company’s expansive network provides added value and superior flexibility in labor allocation while offering world-class service offerings.

Hospitality & Facilities Services - Midwest

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR)	September 30, 2022	September 30, 2021
Revenue	$1,860	$1,266
Adjusted gross profit	$77	$(56)
Average daily rate (ADR)	$57.88	$68.43
Average utilized beds	341	195
Utilization	42%	18%

Revenue for the three months ended September 30, 2022, was $1.9 million compared to $1.3 million for the same period in 2021. The increase was attributable to continued modest improvement in customer demand in the region.

Average utilized beds increased 75% compared to the same period in 2021.  Target deliberately chose to utilize a meaningful portion of owned assets, particularly from the HFS – Midwest segment, to facilitate the substantial completion of the Expanded Humanitarian Community.  This decision materially enhanced Target’s network optimization, while generating a significantly higher cash return on assets.

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TCPL Keystone

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	September 30, 2022	September 30, 2021
Revenue	$—	$9,880
Adjusted gross profit	$—	$8,329

On July 23, 2021, the Company entered into a termination and settlement agreement with TC Energy, which terminated, the Company’s contract with TC Energy that was originated in 2013.

No further revenue will be generated from the 2013 contract with TC Energy and as of September 30, 2022, there are no unrecognized deferred revenue amounts or costs related to this contract.

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s)	September 30, 2022	September 30, 2021
Revenue	$765	$529
Adjusted gross profit	$(268)	$(139)

This segment’s operations consist of hospitality services revenue not included in other segments. Revenue for the three months ended September 30, 2022, was $0.8 million compared to $0.5 million for the same period in 2021.

Conference Call

The Company has scheduled a conference call for November 9, 2022, at 8:00 a.m. Central Time (9:00 am Eastern Time) to discuss the third quarter 2022 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by dialing in as follows:

Domestic:	1-888-317-6003
International:	1-412-317-6061
Passcode:	6759987

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release (including the financial outlook contained herein) are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important

TH Q3 2022 Earnings Release	Page 5 of 14

factors, among others, that may affect actual results or outcomes include: the duration of the COVID-19 pandemic or any future public health crisis, related economic repercussions and the resulting negative impact to global economic demand; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees and customers, government imposed mandates, contract and supply chain disruptions; operational, economic, including inflation, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry; effective management of our communities; natural disasters and other business distributions including outbreaks of epidemic or pandemic disease; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions; our reliance on third party manufacturers and suppliers; failure to retain key personnel; increases in raw material and labor costs; the effect of impairment charges on our operating results; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance; unanticipated changes in our tax obligations; our obligations under various laws and regulations; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global or local economic and political movements, including any changes in policy under the Biden administration; federal government budgeting and appropriations; our ability to effectively manage our credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; any failure of our management information systems;  our ability to meet our debt service requirements and obligations; and risks related to our outstanding obligations in connection with the 9.50% senior notes due 2024.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, Discretionary Cash Flow, EBITDA, and Adjusted EBITDA, which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains a forward-looking non-GAAP financial measure Adjusted EBITDA. Reconciliations of this forward-looking measure to its most directly comparable GAAP financial measures is unavailable to Target Hospitality without unreasonable effort. We cannot provide a reconciliation of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliation are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliation would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. Target Hospitality provides an Adjusted EBITDA outlook because we believe that this measure, when viewed with our results under GAAP, provide useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit, as Gross profit plus depreciation of specialty rental assets, loss on impairment, and certain severance costs.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what management considers transactions or events not related to its core business operations:

●	Other (income) expense, net: Other (income) expense, net includes miscellaneous cash receipts, gains and losses on disposals of property, plant, and equipment, involuntary asset conversion gains and losses, COVID-19 related expenses, and other immaterial non-cash charges.
●	Transaction expenses: Target Hospitality incurred certain transaction costs during 2021 and 2022, including legal and professional fees in 2021, associated with the previously announced non-binding proposal made by Arrow Holdings S.à r.l. (“Arrow”), an affiliate of TDR Capital LLP (“TDR”), to acquire all of the outstanding shares of common stock of Target

TH Q3 2022 Earnings Release	Page 6 of 14

Hospitality not owned by Arrow or its affiliates for cash consideration of $1.50 per share in 2021. The non-binding proposal was withdrawn by Arrow on March 29, 2021.
●	Stock-based compensation: Charges associated with stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy.
●	Change in fair value of warrant liabilities: Non-cash change in estimated fair value of warrant liabilities.
●	Other adjustments: System implementation costs, including primarily non-cash amortization of capitalized system implementation costs, claim settlement, business development, accounting standard implementation costs and certain severance costs.

Target Hospitality defines Discretionary Cash Flow as cash flow from operations less maintenance capital expenditures for specialty rental assets.

Utility and Purposes:

EBITDA reflects net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Target Hospitality also presents Discretionary cash flows because we believe it provides useful information regarding our business as more fully described below. Discretionary cash flows indicate the amount of cash available after maintenance capital expenditures for specialty rental assets for, among other things, investments in our existing business.

Adjusted gross profit, Discretionary Cash Flow, EBITDA and Adjusted EBITDA are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Net income (loss), or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of Target Hospitality’s liquidity.  Adjusted gross profit, Discretionary Cash Flow, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to Target Hospitality to reinvest in the growth of our business or as measures of cash that is available to it to meet our obligations. In addition, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believe that Adjusted gross profit, Discretionary Cash Flow, EBITDA and Adjusted EBITDA provide useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, investors

TH Q3 2022 Earnings Release	Page 7 of 14

and other interested parties as a common performance measure to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 – 8009

ir@targethospitality.com

TH Q3 2022 Earnings Release	Page 8 of 14

Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Income (Loss)

($ in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue:
Services income	$102,996	$57,221	$236,041	$143,806
Specialty rental income	56,569	22,099	113,506	54,547
Construction fee income	-	9,849	-	11,294
Total revenue	159,565	89,169	349,547	209,647
Costs:
Services	56,899	37,064	131,605	85,835
Specialty rental	8,031	4,203	18,187	11,032
Depreciation of specialty rental assets	11,864	14,294	36,525	40,642
Gross profit	82,771	33,608	163,230	72,138
Selling, general and administrative	19,153	12,827	42,014	35,835
Other depreciation and amortization	3,556	4,008	11,136	12,100
Other expense (income), net	121	91	(74)	781
Operating income	59,941	16,682	110,154	23,422
Interest expense, net	8,888	9,465	28,126	29,058
Change in fair value of warrant liabilities	20,000	(1,120)	20,374	1,600
Income (loss) before income tax	31,053	8,337	61,654	(7,236)
Income tax expense	12,031	1,662	19,287	139
Net income (loss)	19,022	6,675	42,367	(7,375)
Other comprehensive loss
Foreign currency translation	(37)	(15)	(102)	(27)
Comprehensive income (loss)	$18,985	$6,660	$42,265	$(7,402)

Weighted average number shares outstanding - basic and diluted	97,242,170	96,814,970	97,086,415	96,539,703

Net income (loss) per share - basic and diluted	$0.20	$0.07	$0.44	$(0.08)

TH Q3 2022 Earnings Release	Page 9 of 14

Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	September 30,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$176,987	$23,406
Accounts receivable, less allowance for doubtful accounts	41,737	28,780
Other current assets	9,085	8,350
Total current assets	$227,809	$60,536

Specialty rental assets, net	348,279	291,792
Goodwill and Other intangibles, net	119,444	129,523
Other non-current assets	34,166	31,541
Total assets	$729,698	$513,392

Liabilities
Accounts payable	$31,914	$11,803
Deferred revenue and customer deposits	141,917	27,138
Other current liabilities	27,866	33,855
Total current liabilities	201,697	72,796

Long-term debt, net	333,275	330,212
Warrant liabilities	21,974	1,600
Other non-current liabilities	27,134	11,513
Total liabilities	584,080	416,121

Stockholders' equity
Common stock and other stockholders' equity	89,507	83,527
Accumulated earnings	56,111	13,744
Total stockholders' equity	145,618	97,271
Total liabilities and stockholders' equity	$729,698	$513,392

TH Q3 2022 Earnings Release	Page 10 of 14

Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Nine Months Ended
	September 30,
	2022	2021

Cash and cash equivalents - beginning of period	$23,406	$6,979

Cash flows from operating activities
Net income (loss)	42,367	(7,375)
Adjustments:
Depreciation	37,582	41,774
Amortization of intangible assets	10,079	10,968
Other non-cash items	53,329	9,615
Changes in operating assets and liabilities	114,466	44,465
Net cash provided by operating activities	$257,823	$99,447

Cash flows from investing activities
Purchases of specialty rental assets	(84,244)	(23,707)
Other investing activities	(19,413)	(301)
Net cash used in investing activities	$(103,657)	$(24,008)

Cash flows from financing activities
Other financing activities	(563)	(51,792)
Net cash used in financing activities	$(563)	$(51,792)

Effect of exchange rate changes on cash and cash equivalents	(22)	15

Change in cash and cash equivalents	153,581	23,662

Cash and cash equivalents - end of period	$176,987	$30,641

TH Q3 2022 Earnings Release	Page 11 of 14

Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Total Revenue	$159,565	$89,169	$349,547	$209,647

Gross Profit	$82,771	$33,608	$163,230	$72,138

Adjustments:
Depreciation of specialty rental assets	11,864	14,294	36,525	40,642
Adjusted gross profit	$94,635	$47,902	$199,755	$112,780

TH Q3 2022 Earnings Release	Page 12 of 14

Exhibit 5

Target Hospitality Corp.

Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Total Revenue	$159,565	$89,169	$349,547	$209,647

Net income (loss)	$19,022	$6,675	$42,367	$(7,375)
Income tax expense	12,031	1,662	19,287	139
Interest expense, net	8,888	9,465	28,126	29,058
Other depreciation and amortization	3,556	4,008	11,136	12,100
Depreciation of specialty rental assets	11,864	14,294	36,525	40,642
EBITDA	$55,361	$36,104	$137,441	$74,564

Adjustments
Other expense (income), net	121	91	(74)	781
Transaction expenses	34	49	91	1,198
Stock-based compensation	8,398	1,362	13,548	3,598
Change in fair value of warrant liabilities	20,000	(1,120)	20,374	1,600
Other adjustments	469	1,048	2,509	3,697
Adjusted EBITDA	$84,383	$37,534	$173,889	$85,438

TH Q3 2022 Earnings Release	Page 13 of 14

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net cash provided by operating activities to Discretionary cash flows

($ in thousands)

(unaudited)

	For the Three Months		For the Nine Months
	Ended		Ended
	September 30,		September
	2022	2021	2022	2021
Total Revenues	$159,565	$89,169	$349,547	$209,647

Net cash provided by operating activities	$261,186	$40,006	$257,823	$99,447
Less: Maintenance capital expenditures for specialty rental assets	(3,708)	(5,341)	(9,952)	(8,407)
Discretionary cash flows	$257,478	$34,665	$247,871	$91,040

Purchase of specialty rental assets	(68,821)	(9,600)	(84,244)	(23,707)
Purchase of property, plant and equipment	(4,073)	(197)	(20,028)	(301)
Proceeds from sale of specialty rental assets and other property, plant and equipment	—	—	615	—
Net cash used in investing activities	$(72,894)	$(9,797)	$(103,657)	$(24,008)

Principal payments on finance and capital lease obligations	(145)	(1,003)	(442)	(3,693)
Principal payments on borrowings from ABL Facility	(54,000)	(11,000)	(70,000)	(76,000)
Proceeds from borrowings on ABL Facility	33,200	6,000	70,000	28,000
Restricted shares surrendered to pay tax liabilities	(44)	(14)	(121)	(99)
Net cash used in financing activities	$(20,989)	$(6,017)	$(563)	$(51,792)

TH Q3 2022 Earnings Release	Page 14 of 14